Exhibit 99.1

Royal Gold Reports Results for Third Quarter Fiscal Year 2013

•	Royalty revenue of $74.2 million, a 7% increase year-over-year
•	Operating cash flow totaled $68.1 million, a 43% increase year-over-year

DENVER, COLORADO. MAY 2, 2013: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced net income attributable to Royal Gold stockholders of $6.5 million, or $0.10 per basic share, on royalty revenue of $74.2 million for the third quarter of fiscal 2013. This compares to net income attributable to Royal Gold stockholders of $26.0 million, or $0.44 per basic share, on royalty revenue of $69.6 million for the third quarter of fiscal 2012.

Results for the quarter were impacted by two items. First, a non-cash loss was recognized on available-for-sale securities of $12.1 million associated with the common shares of Seabridge Gold, Inc. that were acquired as part of the June 2011 transaction regarding the Kerr-Sulphurets-Mitchell Project. Second, a higher income tax expense of $6.9 million was recognized during the quarter related to adjustments resulting from the filing of our June 30, 2012 income tax return. The after tax effect of the securities loss and tax adjustments on basic earnings per share was $0.17 and $0.10, respectively. Excluding these items, net income attributable to Royal Gold stockholders would have been $24.3 million, or $0.37 per basic share for the fiscal third quarter.

For the nine-month period ended March 31, 2013, royalty revenue was a record $231.9 million and net income attributable to Royal Gold stockholders was $58.5 million, or $0.93 per basic share. This compares to nine-month royalty revenue of $202.9 million and net income attributable to Royal Gold stockholders of $71.9 million, or $1.27 per basic share, for the nine-month period ended March 31, 2012. The after tax effect of the securities loss and tax adjustments (described above) on net income attributable to Royal Gold stockholders for the nine-month period ended March 31, 2013, was $12.1 million, or $0.17 per basic share, and $6.9 million, or $0.11 per basic share, respectively. Excluding these items, net income attributable to Royal Gold stockholders for the nine-month period ended March 31, 2013, would have been $76.3 million, or $1.22 per basic share.

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Adjusted EBITDA1 for the third quarter of fiscal 2013 was $66.1 million representing 89% of revenue, compared to Adjusted EBITDA of $63.6 million or 91% of revenue for the prior year period. Cash flow from operations for the quarter was $68.1 million, or $1.05 per basic share, compared with $47.5 million, or $0.81 basic per share, for the third quarter of fiscal 2012.

The 7% increase in revenue for the quarter was largely driven by increased production at Andacollo and Holt, and the continued ramp up at Wolverine. These increases were partially offset during the period by production declines at Peñasquito and Voisey’s Bay, as well as lower gold and other metal prices. The average price of gold for the quarter was $1,632 per ounce compared with $1,691 per ounce for the comparable period, a decrease of 3%.

As of March 31, 2013, the Company had a working capital surplus of $727.4 million. Current assets were $749.0 million (including $673.1 million in cash and equivalents), compared to current liabilities of $21.6 million, resulting in a current ratio of approximately 35 to 1. In addition to available working capital, the Company has $350 million available under its revolving line of credit.

Tony Jensen, President and CEO, commented, “Achieving another quarter of strong royalty revenue despite lower year-over-year average gold prices, highlights the strength of our royalty portfolio. We expect to add Mt. Milligan to our producing portfolio of assets in the near future as production is scheduled to commence in the third calendar quarter of this year. In addition, our strong financial position allows us to seek new business opportunities as we look to expand our high quality portfolio.”

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the quarter ended March 31, 2013 are listed below. We advise readers to refer to the public statements of the operators of each of these properties for more complete information.

Producing Properties

Andacollo – Teck reported that average daily throughput for the quarter was about 47,000 tonnes. Production increased primarily due to higher mill throughput and higher ore grades. Over the past few quarters, Andacollo has established steady state operations.

Holt – St Andrew Goldfields reported that progress continues on mine development that should allow for an incremental increase in production by the end of calendar 2013.

[1]	The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income from consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

2

Mulatos – Alamos reported that increased gold production was primarily attributable to higher crusher throughput and a full quarter of production from the Escondida high-grade zone that was in commissioning in the prior year.

Peñasquito – Goldcorp’s annual guidance for Peñasquito anticipated lower production in the first half of calendar 2013 as the mine moves from a lower grade portion of the pit to higher grade ore. Goldcorp also reported that ongoing studies to develop a long-term water strategy continues to progress and that they have identified a new water source within their current permitted basin that has the potential to supply sufficient water to continue the plant ramp-up to full design capacity. Goldcorp noted that current water availability is expected to be sufficient to achieve calendar 2013 production guidance of 360,000 to 400,000 ounces of gold.

Robinson – KGHM reported that copper production increased due to improved mill recovery and higher productivity in the mine.

Voisey’s Bay – Vale reported that copper production was impacted during the quarter due primarily to feed availability as a result of a crusher failure and a severe snow storm that delayed haulage from the mine.

In late March 2013, the Government of Newfoundland and Labrador announced amendments to their Voisey’s Bay Development Agreement including a commitment from Vale to pursue underground mining to extend the mine life. The agreement also allows Vale to continue processing concentrate outside of the province while construction is being finalized at the Long Harbour processing plant.

Wolverine – Yukon Zinc continues to make production improvements at the Wolverine mine. They have reported that process circuit modifications and the integration of new equipment have enabled these improvements.

Development Properties

Mt. Milligan – As of the end of December 2012, Thompson Creek estimated that project completion was at 81%. They also reported that the Mt. Milligan project remains on schedule with initial production to commence in the third calendar quarter of 2013, followed by commercial production expected in the fourth calendar quarter of 2013.

Pascua-Lama – As of March 31, 2013, Barrick reported it had spent approximately $4.8 billion on the construction of the Pascua-Lama project. About 70% of the structural steel was erected for the process plant facility, 65% of the concrete has been poured, 55% of earthworks was completed, and the ore conveyance tunnel was approximately 80% complete.

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During the fourth quarter of calendar 2012, Barrick reported that pre-stripping activities in Chile were halted to address increased dust in the open pit area and that the project has since strengthened dust mitigation and control measures. In addition, regulatory restrictions have also been placed on the project due to the need to repair and improve certain aspects of the water management system in Chile. Completion of measures to address these aspects is targeted for the first quarter of calendar 2014.

Subsequently, Barrick suspended construction work on the Chilean side of the project in April in response to a preliminary injunction issued by a Chilean court. The action alleges non-compliance with the environmental requirements of the project’s Chilean environmental approval. Construction activities in Argentina, where the majority of the project’s critical infrastructure is located, including the process plant and tailings storage facility, were not affected.

Given these pending regulatory and legal issues, Barrick stated on April 24, 2013, that they were unable to fully assess the impact on the capital budget, operating costs and schedule of the project.

Additional Property Information

Third quarter fiscal 2013 production and revenue for the Company’s principal interests are shown in Table 1 and historical production data is shown in Table 2. For more detailed information about each of our principal interests, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metals royalties and similar interests. The Company owns interests on 205 properties on six continents, including interests on 36 producing mines and 23 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

Note: Management’s conference call reviewing the third quarter results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #85827550. The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under “Events and Presentations” in the Investor section of the website. A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

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________________________

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s expectation of adding revenue from Mt. Milligan in the near future; that production at Mt. Milligan will commence in the third calendar quarter with commercial production in the fourth calendar quarter; that our strong financial position will allow us to seek new business opportunities and expand our high quality portfolio; the impact on the Pascua-Lama project of pending regulatory issues and the preliminary injunction suspending construction work on the Chilean side of the project; and the operators’ expectation of production, construction, mine development, reaching design capacity, throughput, water availability and other developments. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty properties; decisions and activities of the operators of the Company's various properties; unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter; delays in the operators securing or their inability to secure necessary governmental permits; changes in operator’s project parameters as plans continue to be refined; economic and market conditions; the ability of the various operators to bring projects into production as expected; regulatory and legal issues; the suspension of certain activities on the Pascua-Lama project; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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TABLE 1

Third Quarter Fiscal 2013

Royalty Production and Revenue for Principal Royalty Interests

				THREE MONTHS ENDED		THREE MONTHS ENDED
				MARCH 31, 2013		MARCH 31, 2012
PROPERTY	ROYALTY	OPERATOR	METAL(S)	Royalty Revenue ($ millions)	Reported Production [1]	Royalty Revenue ($ millions)	Reported Production [1]
Andacollo [2,3]	75% NSR	Teck	Gold	23.11	18,966 oz.	16.78	13,174 oz.

Voisey's Bay [3]	2.7% NSR	Vale	Nickel Copper	9.20	44.7M lbs. 15.6M lbs.	10.73	50.9M lbs. 9.7M lbs.

Peñasquito [3]	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	5.37	68,214 oz. 3.9M oz. 24.2M lbs. 50.4M lbs.	9.16	87,517 oz. 6.6M oz. 52.4M lbs. 75.9M lbs.

Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	5.17	14,950 oz.	3.28	8,839 oz.

Mulatos [4]	1.0% to 5.0% NSR	Alamos	Gold	4.79	59,489 oz.	4.23	50,493 oz.

Robinson [3]	3.0% NSR	KGHM	Gold Copper	2.74	10,036 oz. 24.8M lbs.	2.61	5,673 oz. 23.8M lbs.

Canadian Malartic [5]	1.0% to 1.5% NSR	Osisko	Gold	2.0	88,053 oz.	2.35	90,845 oz.

Leeville	1.8% NSR	Newmont	Gold	1.72	56,697 oz.	1.96	64,291 oz.

Cortez [6]	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	2.11	16,041 oz.	2.60	23,362 oz.

Las Cruces [3]	1.5% NSR	Inmet	Copper	2.07	38.3M lbs.	1.71	29.9M lbs.

Wolverine [3,7]	0.0% to 9.445% NSR	Yukon Zinc	Gold Silver	2.28	4,063 oz. 903,486 oz.	0.85	393 oz. 326,017 oz.

Dolores	3.25% NSR 2.0% NSR	Pan American Silver	Gold Silver	1.05	12,304 oz. 670,965 oz.	1.35	14,510 oz. 858,600 oz.

Other Royalty Properties [8]			Various	12.56	N/A	12.03	N/A
Total Royalty Revenue				74.17		69.64

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FOOTNOTES

[1]	Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended March 31, 2013 and March 31, 2012, as reported to us by the operators of the mines.

[2]	The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter. There have been approximately 155,000 cumulative payable ounces produced as of March 31, 2013. Gold is produced as a by-product of copper.

[3]	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

[4]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 1.1 million ounces of cumulative production, as of March 31, 2013. NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.

[5]	NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $350 – 1.0%; above $350 – 1.5%.

[6]	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.

[7]	Gold royalty rate is based on the price of silver per ounce. NSR sliding-scale schedule (price of silver per ounce – royalty rate): Below $5.00 – 0.0%; $5.00 to $7.50 – 3.778%; >$7.50 – 9.445%.

[8]	“Other” includes all of the Company’s non-principal producing royalties for the periods ended March 31, 2013 and 2012. Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for any of the periods.

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TABLE 2

Historical Production

REPORTED PRODUCTION [1] FOR THE QUARTER ENDED
PROPERTY [2]	ROYALTY	OPERATOR	METAL(S)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Andacollo	75% NSR	Teck	Gold	18,966 oz.	18,015 oz.	15,937 oz.	11,908 oz.	13,174 oz.

Canadian Malartic	1.0% to 1.5% NSR	Osisko	Gold	88,053 oz.	96,276 oz.	91,737 oz.	91,734 oz.	90,845 oz.

Cortez	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	16,041 oz.	18,232 oz.	25,751 oz.	26,845 oz.	23,362 oz.

Dolores	3.25% NSR 2.0% NSR	Pan American Silver	Gold Silver	12,304 oz. 670,965 oz.	14,976 oz. 854,739 oz.	13,244 oz. 773,369 oz.	10,085 oz. 643,972 oz.	14,510 oz. 858,600 oz.

Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	14,950 oz.	15,076 oz.	12,870 oz.	11,469 oz.	8,839 oz.

Las Cruces	1.5% NSR	Inmet	Copper	38.3M lbs.	38.3M lbs.	46.2M lbs.	37.3M lbs.	29.9M lbs.

Leeville	1.8% NSR	Newmont	Gold	56,697 oz.	69,754 oz.	68,026 oz.	36,582 oz.	64,291 oz.

Mulatos	1.0% to 5.0% NSR	Alamos	Gold	59,489 oz.	61,311 oz.	42,310 oz.	46,077 oz.	50,493 oz.

Peñasquito	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	68,214 oz. 3.9M oz. 24.2M lbs. 50.4M lbs.	91,017 oz. 4.6M oz. 23.7M lbs. 73.6M lbs.	131,239 oz. 7.4M oz. 41.7M lbs. 96.6M lbs.	90,554 oz. 6.0M oz. 42.2M lbs. 90.8M lbs.	87,517 oz. 6.6M oz. 52.4M lbs. 75.9M lbs.

Robinson	3.0% NSR	KGHM	Gold Copper	10,036 oz. 24.8M lbs.	11,603 oz. 41.1M lbs.	9,072 oz. 36.9M lbs.	9,191 oz. 32.5M lbs.	5,673 oz. 23.8M lbs.

Voisey's Bay	2.7% NSR	Vale	Nickel Copper	44.7M lbs. 15.6M lbs.	28.8M lbs. 31.2 M lbs.	33.9M lbs. 43.6 M lbs.	30.6M lbs. 2.9M lbs.	50.9M lbs. 9.7M lbs.

Wolverine	0.0% to 9.445% NSR	Yukon Zinc	Gold Silver	4,063 oz. 903,486 oz.	3,203 oz. 742,874 oz.	1,200 oz. 494,496 oz.	842 oz. 338,736 oz.	393 oz. 326,017 oz.

[1]	Reported production relates to the amount of metal sales that are subject to our royalty interests for the stated period, as reported to us by the operators of the mines.

[2]	See individual property footnotes on page 7.

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ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	March 31,	June 30,
	2013	2012
ASSETS
Cash and equivalents	$673,103	$375,456
Royalty receivables	59,019	53,946
Income tax receivable	10,379	11,046
Prepaid expenses and other current assets	6,484	4,760
Total current assets	748,985	445,208

Royalty interests in mineral properties, net	2,104,043	1,890,988
Available-for-sale securities	14,154	15,015
Other assets	26,678	21,834
Total assets	$2,893,860	$2,373,045

LIABILITIES
Accounts payable	$2,446	$2,615
Dividends payable	13,009	8,947
Other current liabilities	6,188	3,647
Total current liabilities	21,643	15,209

Debt	299,961	293,248
Net deferred tax liabilities	172,209	178,716
Uncertain tax positions	20,172	19,469
Other long-term liabilities	2,016	2,974
Total liabilities	516,001	509,616

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 1 share issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 64,170,310 and 58,614,221 shares outstanding, respectively	642	586
Exchangeable shares, no par value, 1,806,649 shares issued, less 1,139,361 and 1,007,823 redeemed shares, respectively	29,367	35,156
Additional paid-in capital	2,140,410	1,656,357
Accumulated other comprehensive (loss) income	(113)	(13,763)
Accumulated earnings	183,586	160,123
Total Royal Gold stockholders’ equity	2,353,892	1,838,459
Non-controlling interests	23,967	24,970
Total equity	2,377,859	1,863,429
Total liabilities and equity	$2,893,860	$2,373,045

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ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except share data)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012
Royalty revenues	$74,166	$69,638	$231,898	$202,944

Costs and expenses
General and administrative	7,163	4,431	18,953	15,786
Production taxes	2,422	2,593	7,098	7,690
Depreciation, depletion and amortization	21,649	19,721	64,269	58,360
Restructuring on royalty interests in mineral properties	-	-	-	1,328
Total costs and expenses	31,234	26,745	90,320	83,164

Operating income	42,932	42,893	141,578	119,780

Loss on available-for-sale securities	(12,121)	-	(12,121)	-
Interest and other income	129	476	268	3,798
Interest and other expense	(5,757)	(1,552)	(18,914)	(4,939)
Income before income taxes	25,183	41,817	110,811	118,639

Income tax expense	(18,286)	(14,864)	(51,062)	(41,297)
Net income	6,897	26,953	59,749	77,342
Net income attributable to non-controlling interests	(433)	(954)	(1,299)	(5,438)
Net income attributable to Royal Gold stockholders	$6,464	$25,999	$58,450	$71,904

Net income	$6,897	$26,953	$59,749	$77,342
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	(71)	3,904	(67)	(8,357)
Realized loss on available-for-sale securities	10,246	-	13,716	-
Comprehensive income	17,072	30,857	73,398	68,985
Comprehensive income attributable to non-controlling interests	(433)	(954)	(1,299)	(5,438)
Comprehensive income attributable to Royal Gold stockholders	$16,639	$29,903	$72,099	$63,547

Net income per share available to Royal Gold common stockholders:

Basic earnings per share	$0.10	$0.44	$0.93	$1.27
Basic weighted average shares outstanding	64,837,598	58,953,216	62,723,061	56,486,455
Diluted earnings per share	$0.10	$0.44	$0.93	$1.26
Diluted weighted average shares outstanding	64,994,517	59,169,314	62,917,454	56,738,805
Cash dividends declared per common share	$0.20	$0.15	$0.55	$0.41

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ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$6,897	$26,953	$59,749	$77,342
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	21,649	19,721	64,269	58,360
Loss on available-for-sale securities	12,121	-	12,121	-
Amortization of debt discount	2,265	-	6,713	-
Non-cash stock-based compensation expense	1,909	1,494	5,808	5,560
Restructuring on royalty interests in mineral properties	-	-	-	1,328
Gain on distribution to non-controlling interest	(74)	(441)	(162)	(3,725)
Tax benefit of stock-based compensation exercises	-	(231)	(1,214)	(3,317)
Deferred tax benefit	(3,666)	133	(5,832)	(714)
Changes in assets and liabilities:
Royalty receivables	11,735	2,435	(5,073)	(13,258)
Prepaid expenses and other assets	15,435	(1,257)	(4,223)	128
Accounts payable	79	(122)	(581)	(316)
Income tax payable (receivable)	(3,175)	1,214	(1,349)	3,161
Other liabilities	2,913	(2,433)	2,287	(1,647)
Net cash provided by operating activities	$68,088	$47,466	$132,513	$122,902

Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(62,049)	(45,480)	(277,081)	(193,662)
Proceeds on sale of Inventory - restricted	119	672	237	5,514
Other	(17)	(29)	(55)	(157)
Net cash (used in) investing activities	$(61,947)	$(44,837)	$(276,899)	$(188,305)

Cash flows from financing activities:
Proceeds from the issuance of common stock	(5)	268,523	473,771	271,440
Borrowing from credit facility	-	-	-	100,000
Repayment of debt	-	(173,900)	-	(211,700)
Common stock dividends	(13,010)	(8,345)	(30,925)	(20,554)
Distribution to non-controlling interests	(754)	(1,602)	(2,027)	(7,917)
Tax benefit of stock-based compensation exercises	-	231	1,214	3,317
Net cash (used in) provided by financing activities	$(13,769)	$84,907	$442,033	$134,586
Net (decrease) increase in cash and equivalents	(7,628)	87,536	297,647	69,183
Cash and equivalents at beginning of period	680,731	95,802	375,456	114,155
Cash and equivalents at end of period	$673,103	$183,338	$673,103	$183,338

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SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses. Other companies may define and calculate this measure differently. Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty portfolio. Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, shareholder dividends and to service the Company's debt obligations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Below is a reconciliation of net income to Adjusted EBITDA:

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended
	March 31,
	(Unaudited, in thousands)
	2013	2012

Net income	$6,897	$26,953
Depreciation, depletion and amortization	21,649	19,721
Non-cash employee stock compensation	1,909	1,494
Realized loss on available-for-sale securities	12,121	-
Interest and other expense, net	5,628	1,076
Income tax expense	18,286	14,864
Non-controlling interests in operating income of consolidated subsidiaries	(359)	(513)
Adjusted EBITDA	$66,131	$63,595

	For The Nine Months Ended
	March 31,
	(Unaudited, in thousands)
	2013	2012

Net income	$59,749	$77,342
Depreciation, depletion and amortization	64,269	58,360
Non-cash employee stock compensation	5,808	5,560
Restructuring on royalty interests in mineral properties	-	1,328
Realized loss on available-for-sale securities	12,121	-
Interest and other expense, net	18,646	1,141
Income tax expense	51,062	41,297
Non-controlling interests in operating income of consolidated subsidiaries	(1,137)	(1,713)
Adjusted EBITDA	$210,518	$183,315

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